Exhibit 99.1

NEWS RELEASE	DATE: January 30, 2019

NASDAQ REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS;

DELIVERS STRONG REVENUE GROWTH IN 2018

•

2018 net revenues[1] were $2,526 million, an increase of 5% compared to 2017, resulting from 8% organic growth partially offset by a 3% reduction from the net impact of the divestiture and acquisition of businesses.

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Fourth quarter 2018 net revenues were $645 million, an increase of 2% compared to the prior year period, with 11% organic revenue growth partially offset by a 7% reduction from the net impact of the divestiture and acquisition of businesses and a 2% reduction from unfavorable changes in foreign exchange rates.

•

2018 GAAP diluted EPS was $2.73, compared to $4.30 in 2017, while fourth quarter of 2018 GAAP diluted loss per share was $0.27 compared to diluted EPS of $1.45 in the fourth quarter of 2017. In the fourth quarter of 2018, we finalized the provisional tax estimate related to the Tax Cuts and Jobs Act, resulting in a $289 million non-cash charge.

•

2018 non-GAAP diluted EPS[2] was $4.84, a 20% increase compared to the prior year, while fourth quarter non-GAAP diluted EPS was $1.26, an increase of 21% compared to $1.04 in the fourth quarter of 2017.

•	The company is announcing an offer to acquire Oslo Børs VPS and combine it with Nasdaq’s leading Nordic markets.

•	During 2018, the company returned $674 million to shareholders, including repurchases of common shares valued at $394 million and $280 million in dividends.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the fourth quarter and full year 2018.

2018 net revenues were $2,526 million, an increase of $115 million, or 5%, from $2,411 million in the prior year period. The full year increase in net revenues included a $188 million increase due to organic growth, a $59 million positive impact from the inclusion of revenues from the acquisition of eVestment net of a purchase price adjustment on deferred revenue, and a $7 million favorable impact from changes in foreign exchange rates, partially offset by $139 million negative impact from the divestiture of the Public Relations Solutions and Digital Media Services businesses. Fourth quarter 2018 net revenues were $645 million, up $15 million from $630 million in the prior year period. The fourth quarter increase in net revenues included a positive $67 million, or 11%, impact from organic growth, and a positive $6 million impact from the inclusion of revenues from the acquisition of eVestment, partially offset by a $50 million negative impact from the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $8 million unfavorable impact from changes in foreign exchange rates.

“We are pleased by our progress this year, especially the strong organic revenue growth we achieved across all our business segments. Importantly, our strategic direction coupled with a renewed client focus, has resulted in materially higher client engagement across all of our businesses,” said Adena Friedman, President and CEO, Nasdaq.

“As we begin 2019, we are continuing to execute on our strategy, first with the pivot to maximize opportunities as a technology and analytics provider through our acquisitions of Cinnober and Quandl and second by enhancing our marketplace core through our offer to combine Oslo Børs VPS’ leading Norwegian exchange and depository capabilities with our leading Nordic marketplace complex. We believe these strategic acquisitions will be additive to our organic growth efforts and important drivers of the value we deliver to our clients and shareholders.”

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income (loss), diluted earnings (loss) per share, operating income and operating expenses, included in the attached schedules.

GAAP operating expenses were $404 million in the fourth quarter of 2018, an increase of $14 million from $390 million in the fourth quarter of 2017. The increase primarily reflects higher general, administrative and other expense, partially offset by lower merger and strategic initiatives expense and professional and contract services expense.

Non-GAAP operating expenses were $330 million in the fourth quarter of 2018, a decrease of $9 million, or 3%, compared to the fourth quarter of 2017. This reflects a $5 million increase from the acquisition of eVestment and a $25 million organic expense increase, more than offset by a $32 million decrease due to the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $7 million favorable impact from changes in foreign exchange rates.

“As we ended 2018 and began 2019, we have continued the deliberate strategic reallocation of our resources to support our largest growth opportunities, as evidenced by the acquisitions of Cinnober and Quandl, and the sale of our ownership stake in LCH Group Holdings Limited in the fourth quarter of 2018,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “While the acquisition of Oslo Børs VPS would require a temporary, moderate increase in leverage, it will not change our capital allocation priorities. We remain dedicated to maintaining our investment grade rating, growing the dividend as our earnings increase, while continuing our share repurchase program and return on investment capital requirement target.”

On a GAAP basis, net loss for the fourth quarter of 2018 was $44 million, or a diluted loss per share of $0.27, compared with net income of $246 million, or $1.45 per diluted share, in the fourth quarter of 2017. In the fourth quarter of 2017, we recorded an $89 million benefit for our provisional estimate of the impact of the Tax Cuts and Jobs Act. We finalized the impact in the fourth quarter of 2018 based on updated information, including subsequent guidance issued by the U.S. Internal Revenue Service, and recorded a $289 million non-cash tax charge, reducing deferred tax assets relating to foreign currency translation. This tax charge impacted GAAP diluted EPS by $1.76 per share. Additionally, for the three months ended December 2018, we recorded a $23 million charge associated with the capital relief program relating to our Nordic clearing business, where we will allocate capital back to default fund participants. The capital relief program is in addition to any funds to be recovered from the defaulting member.

On a non-GAAP basis, net income for the fourth quarter of 2018 was $211 million, or $1.26 per diluted share, compared to $177 million, or $1.04 per diluted share, in the fourth quarter of 2017, representing a 21% increase in non-GAAP diluted earnings per share year over year.

At December 31, 2018, the company had cash and cash equivalents of $545 million and total debt of $3,831 million, resulting in net debt of $3,286 million. This compares to total debt of $4,207 million and net debt of $3,830 million at December 31, 2017.

Repurchases of common stock totaled $394 million during 2018. As of December 31, 2018, there was $332 million remaining under the board authorized share repurchase program.

INITIATING 2019 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is initiating its 2019 non-GAAP operating expense guidance of $1,325 to $1,375 million. The guidance includes expenses associated with the acquisitions of Cinnober and Quandl. Nasdaq expects its 2019 non-GAAP tax rate to be in the range of 25% to 27%.

[1]

U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

BUSINESS HIGHLIGHTS

Market Services (39% of total net revenues) - Net revenues were $249 million in the fourth quarter of 2018, up $27 million, or 12%, when compared to the fourth quarter of 2017.

Equity Derivatives Trading and Clearing (13% of total net revenues) - Net equity derivative trading and clearing revenues were $82 million in the fourth quarter of 2018, up $19 million compared to the fourth quarter of 2017. The increase primarily reflects higher U.S. options industry trading volumes and net capture rate, partially offset by lower U.S. market share.

Cash Equity Trading (12% of total net revenues) - Net cash equity trading revenues were $76 million in the fourth quarter of 2018, up $11 million from the fourth quarter of 2017. This increase primarily reflects higher U.S. and European equity industry trading volumes, higher U.S. equity market share, partially offset by a lower net U.S. capture rate and an unfavorable impact from changes in foreign exchange rates of $2 million from our European equities business.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $19 million in the fourth quarter of 2018, down $2 million from the fourth quarter of 2017, primarily due to a decline in revenues related to U.S. fixed income and Nordic commodities products, partially offset by higher net revenues at NFX.

Trade Management Services (11% of total net revenues) - Trade management services revenues were $72 million in the fourth quarter of 2018, down $1 million compared to the fourth quarter of 2017, primarily due to an unfavorable impact from changes in foreign exchange rates of $1 million.

Corporate Services (20% of total net revenues) - Revenues were $133 million in the fourth quarter of 2018, up $2 million, or 2%, compared to the fourth quarter of 2017.

Listing Services (11% of total net revenues) - Listing services revenues were $74 million in the fourth quarter of 2018, up $4 million from the fourth quarter of 2017. The change reflects a $5 million organic increase, resulting from client adoption of our all-inclusive annual listing fee program and an increase in the number and size of IPOs, partially offset by the run-off of fees earned from listing of additional shares.

Corporate Solutions (9% of total net revenues) - Corporate solutions revenues were $59 million in the fourth quarter of 2018, down $2 million from the fourth quarter of 2017, with organic growth in board and leadership revenues more than offset by a decrease in governance, risk and compliance revenues.

Information Services (29% of total net revenues) - Revenues were $187 million in the fourth quarter of 2018, up $31 million, or 20%, from the fourth quarter of 2017.

Market Data (15% of total net revenues) - Market data revenues were $97 million in the fourth quarter of 2018, up $4 million compared to the fourth quarter of 2017, primarily due to growth in our share of U.S. tape plans, and revenues from sales of data subscriptions in Asian and European data products.

Index (8% of total net revenues) - Index revenues were $54 million in the fourth quarter of 2018, up $8 million from the fourth quarter of 2017, primarily driven by higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher licensing revenue from futures trading related to the Nasdaq 100 Index.

Investment Data and Analytics (6% of total net revenues) - Investment data and analytics revenues were $36 million in the fourth quarter of 2018, up $19 million from the fourth quarter of 2017 due to a positive $10 million impact from a lower purchase price adjustment on eVestment deferred revenue, a $6 million impact from the acquisition of eVestment completed in October 2017 and organic growth in eVestment.

Market Technology (12% of total net revenues) - Revenues were $76 million in the fourth quarter of 2018, up $5 million, or 7%, from the fourth quarter of 2017. The change reflects 8% organic growth due to increases in software delivery and support revenues and higher software as a service revenues, partially offset by lower change requests and advisory revenues and an unfavorable impact from changes in foreign exchange rates of 1%. In 2018, Market Technology revenues increased 9% compared to 2017, resulting from 10% organic growth partially offset by a 1% reduction from unfavorable impact from changes in foreign exchange rates.

CORPORATE HIGHLIGHTS

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Nasdaq to make offer to acquire Oslo Børs VPS with commitment of unanimous support from Oslo Børs VPS board of directors. Nasdaq AB, a subsidiary of Nasdaq Inc., announced today that it will make a public offer to acquire all of the issued shares of Oslo Børs VPS Holding ASA at NOK 152 per share. Oslo Børs VPS’ board of directors has committed to unanimously recommend that its shareholders accept the offer. The proposed transaction is expected to achieve Nasdaq’s stated return on invested capital requirement of at least 10% within 3-5 years, and is expected to be accretive to non-GAAP EPS within 12 months of closing. The proposed transaction is consistent with Nasdaq’s existing capital deployment priorities including its organic business investment, shareholder capital return, and leverage objectives.

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Nasdaq’s advances its strategic pivot with the acquisitions of Cinnober and Quandl. In January 2019, Nasdaq completed its public cash offer to acquire the shares of Cinnober, a Swedish financial technology provider to brokers, exchanges and clearinghouse. The acquisition strengthens Nasdaq’s position as one of the world’s leading market infrastructure providers. Additionally, during the fourth quarter of 2018, Nasdaq acquired Quandl, a leading provider of alternative and core data to more than 30,000 active users. Quandl offers a global database of alternative, financial and other types of data, which are being used in increasingly sophisticated, technology enabled investment decision processes. Nasdaq is integrating Quandl with its Analytics Hub alternative business.

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The Nasdaq Stock Market led U.S. exchanges for IPOs in a busy 2018, while Nasdaq’s European listings grew to over 1,000 issuers for the first time. The Nasdaq Stock Market welcomed 67 new listings in the fourth quarter of 2018, including 41 IPOs, a 73% win rate in the quarter. Highlights from the quarter included the IPOs of StoneCo Ltd, Upwork and Moderna, the largest VC-backed biotech IPO in U.S. history, as well as listing switches to The Nasdaq Stock Market by Regency Centers, Alliant Energy, Teradyne and WeightWatchers. Over the course of 2018, The Nasdaq Stock Market welcomed 186 IPOs, a 72% win rate, resulting in the sixth consecutive year of leadership in the number of IPOs in the U.S. During 2018, The Nasdaq Stock Market welcomed 17 corporate listings switches representing $111 billion in market capitalization. Nasdaq’s Nordic, Baltic and First North exchanges added 73 new listings, ending the year with over 1,000 listings for the first time.

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Market Services delivered record net revenue in 2018 through a combination of strong competitive positioning and improved industry volumes. Market Services set a new annual record with net revenues of $958 million in 2018 including all-time highs in both cash equities and equity derivatives. In 2018, Nasdaq’s Market Services segment maximized the opportunity of multi-year industry market volume highs in U.S. equity options in part because of the successful 2016-2017 integration of the ISE options exchange, and in U.S. equities through increases in market share to 19.5%[1]. On the innovation side, Market Services clients in 2018 benefited from new functionality such as M-ELO order types and a refined closing cross to provide more flexibility in the U.S. equity market, Auction on Demand functionality in the Nordic equities market, and the upgrade of the Nasdaq Fixed Income (NFI) platform to the Nasdaq Financial Framework.

[1]	During 2018, the combined U.S. cash equities matched market share executed on Nasdaq’s exchanges consisted of 15.9% at The Nasdaq Stock Market, 2.8% at Nasdaq BX and 0.8% at Nasdaq PSX.

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Market Technology continues seeing strong client traction as it implements the next-generation Nasdaq Financial Framework technology platform. In 2018, Nasdaq signed 12 new market infrastructure operator clients for its core trade matching, risk management and post trade systems, and surveillance, as well as 20 new buy and sell side surveillance customers. New contracts signed during the fourth quarter of 2018 included an agreement with The Nigerian Stock Exchange to extend the licensing of Nasdaq’s matching engine and surveillance technology, and agreements with the Jamaica Stock Exchange and the Cyberdyne Tech Exchange in Singapore for both matching and surveillance solutions. Among non-financial markets customers, Nasdaq signed a deal with ATG, a Swedish race and gaming operator, to integrate our Longitude and new markets technology into their pari-mutuel betting platform.

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Index revenues reached a quarterly record on higher exchange traded product AUM and futures contracts tracking Nasdaq indexes, while Nasdaq announced the extension of the exclusive Nasdaq-100 futures license with CME Group through 2029. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families totaled $172 billion as of December 31, 2018, up 3% compared to December 31, 2017. The December 31, 2018 total AUM included $74 billion, or 43%, tracking smart beta indexes. At December 31, 2018, the number of ETPs tracking Nasdaq-licensed indexes increased 13% to 365 compared to 324 at December 31, 2017. During the fourth quarter of 2018, a record 45 million futures contracts tied to the Nasdaq-100 index traded, an increase of 137% versus the fourth quarter of 2017.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $12 trillion. To learn more, visit business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$740	$586	$611	$2,709	$2,418
Transaction-based expenses:
Transaction rebates	(396)	(293)	(285)	(1,344)	(1,158)
Brokerage, clearance and exchange fees	(95)	(71)	(104)	(407)	(379)

Total Market Services revenues less transaction-based expenses	249	222	222	958	881
Corporate Services	133	131	131	528	501
Information Services	187	179	156	714	588
Market Technology	76	68	71	270	247
Other Revenues	—	—	50	56	194

Revenues less transaction-based expenses	645	600	630	2,526	2,411

Operating Expenses:
Compensation and benefits	179	164	181	712	670
Professional and contract services	39	33	43	144	153
Computer operations and data communications	33	32	34	127	125
Occupancy	23	23	25	95	94
General, administrative and other	46	28	17	120	82
Marketing and advertising	11	7	9	37	31
Depreciation and amortization	51	53	49	210	188
Regulatory	8	8	8	32	33
Merger and strategic initiatives	14	6	24	21	44

Total operating expenses	404	354	390	1,498	1,420

Operating income	241	246	240	1,028	991
Interest income	2	3	2	10	7
Interest expense	(37)	(38)	(36)	(150)	(143)
Gain on sale of investment security	118	—	—	118	—
Net gain on divestiture of businesses	—	(8)	—	33	—
Other investment income	—	—	—	7	2
Net income from unconsolidated investees	4	6	5	18	15

Income before income taxes	328	209	211	1,064	872
Income tax provision (benefit)	372	46	(35)	606	143

Net income (loss) attributable to Nasdaq	$(44)	$163	$246	$458	$729

Per share information:
Basic earnings (loss) per share	$(0.27)	$0.99	$1.47	$2.77	$4.38

Diluted earnings (loss) per share	$(0.27)	$0.97	$1.45	$2.73	$4.30

Cash dividends declared per common share	$0.44	$0.44	$0.38	$1.70	$1.46

Weighted-average common shares outstanding for earnings (loss) per share:
Basic	164.5	164.2	166.9	165.3	166.4
Diluted (1)	164.5	167.3	169.7	167.7	169.6

(1)	Due to the net loss for the quarter ended December 31, 2018, the diluted earnings (loss) per share calculation excludes 3.2 million of employee stock awards as they were anti-dilutive.

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Revenue Detail

(in millions)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$228	$190	$192	$849	$752
Transaction-based expenses:
Transaction rebates	(136)	(115)	(115)	(506)	(450)
Brokerage, clearance and exchange fees	(10)	(7)	(14)	(44)	(43)

Total net equity derivative trading and clearing revenues	82	68	63	299	259
Cash Equity Trading Revenues	419	303	321	1,476	1,279
Transaction-based expenses:
Transaction rebates	(259)	(176)	(167)	(830)	(692)
Brokerage, clearance and exchange fees	(84)	(64)	(89)	(361)	(334)

Total net cash equity trading revenues	76	63	65	285	253
Fixed Income and Commodities Trading and Clearing Revenues	21	21	25	92	96
Transaction-based expenses:
Transaction rebates	(1)	(2)	(3)	(8)	(16)
Brokerage, clearance and exchange fees	(1)	—	(1)	(2)	(2)

Total net fixed income and commodities trading and clearing revenues	19	19	21	82	78
Trade Management Services Revenues	72	72	73	292	291

Total Net Market Services revenues	249	222	222	958	881

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	59	59	61	238	234
Listings Services revenues	74	72	70	290	267

Total Corporate Services revenues	133	131	131	528	501

INFORMATION SERVICES REVENUES
Market Data revenues	97	95	93	390	369
Index revenues	54	52	46	206	171
Investment Data & Analytics revenues	36	32	17	118	48

Total Information Services revenues	187	179	156	714	588

MARKET TECHNOLOGY REVENUES	76	68	71	270	247
OTHER REVENUES	—	—	50	56	194

Revenues less transaction-based expenses	$645	$600	$630	$2,526	$2,411

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$545	$377
Restricted cash	41	22
Financial investments, at fair value	268	235
Receivables, net	384	356
Default funds and margin deposits	4,742	3,988
Other current assets	390	532

Total current assets	6,370	5,510
Property and equipment, net	376	400
Goodwill	6,363	6,586
Intangible assets, net	2,300	2,468
Other non-current assets	291	390

Total assets	$15,700	$15,354

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$198	$177
Section 31 fees payable to SEC	109	128
Accrued personnel costs	199	170
Deferred revenue	194	161
Other current liabilities	253	130
Default funds and margin deposits	4,742	3,988
Short-term debt	875	480

Total current liabilities	6,570	5,234
Long-term debt	2,956	3,727
Deferred tax liabilities, net	501	225
Non-current deferred revenue	87	126
Other non-current liabilities	137	162

Total liabilities	10,251	9,474

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,716	3,024
Common stock in treasury, at cost	(297)	(247)
Accumulated other comprehensive loss	(1,530)	(862)
Retained earnings	4,558	3,963

Total Nasdaq stockholders’ equity	5,449	5,880

Total liabilities and equity	$15,700	$15,354

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
U.S. GAAP net income (loss) attributable to Nasdaq	$(44)	$163	$246	$458	$729
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	27	25	109	92
Merger and strategic initiatives (2)	14	6	24	21	44
Gain on sale of investment security (3)	(118)	—	—	(118)	—
Clearing default (4)	23	8	—	31	—
Net gain on divestiture of businesses (5)	—	8	—	(33)	—
Extinguishment of debt (6)	—	—	—	—	10
Other (7)	11	2	2	17	5

Total non-GAAP adjustments	(44)	51	51	27	151
Non-GAAP adjustment to the income tax provision (8)	14	(17)	(21)	4	(70)
Impact of newly enacted U.S. tax legislation (9)	289	(4)	(89)	290	(89)
Reversal of Swedish tax benefits (10)	—	—	—	41	—
Excess tax benefits related to employee share-based compensation (11)	(4)	—	(10)	(9)	(40)

Total non-GAAP adjustments, net of tax	255	30	(69)	353	(48)
Non-GAAP net income attributable to Nasdaq	$211	$193	$177	$811	$681

U.S. GAAP diluted earnings (loss) per share	$(0.27)	$0.97	$1.45	$2.73	$4.30
Total adjustments from non-GAAP net income above	1.53	0.18	(0.41)	2.11	(0.28)

Non-GAAP diluted earnings per share	$1.26	$1.15	$1.04	$4.84	$4.02

Weighted-average diluted common shares outstanding for non-GAAP earnings per share:	167.1	167.3	169.7	167.7	169.6

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed a divestiture and a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In December 2018, we sold our 5.0% ownership interest in LCH Group Holdings Limited for $169 million in cash. As a result of the sale, we recognized a pre-tax gain of $118 million ($93 million after tax).

(4)

For the year ended December 31, 2018, we recorded $31 million in expense related to the clearing default that occurred in September 2018. For the three months ended December 2018, we recorded a $23 million charge associated with our capital relief program, where we will allocate capital back to default fund participants. The capital relief program is in addition to any funds to be recovered from the defaulting member. For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member. These charges are included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(5)

In April 2018, we completed the sale of the Public Relations Solutions and Digital Media Services businesses. For the year ended December 31, 2018, we recognized a pretax net gain of $33 million which includes an $8 million post-closing working capital adjustment recorded during the three months ended September 30, 2018.

(6)

For the year ended December 31, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(7)

For the three months and year ended December 31, 2018 and the three months ended September 30, 2018, other charges included litigation costs related to certain legal matters and are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2018, other charges also included certain charges related to a sales and use tax audit and VAT reserves which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2017, other charges related to a sublease loss reserve on space we occupied due to excess capacity and are recorded in occupancy expense in our Condensed Consolidated Statements of Income (Loss). For the year ended December 31, 2017, other charges also related to wind down costs associated with an equity method investment that was previously written off and are recorded in net income from unconsolidated investees in our Condensed Consolidated Statements of Income (Loss).

(8)

The non-GAAP adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment. In certain periods, the adjustment may include the recognition of previously unrecognized tax benefits associated with positions taken in prior years and/or the impact of state tax rate changes.

(9)

For the three months and year ended December 31, 2018, we recorded an increase to tax expense of $289 million and $290 million, respectively. In the fourth quarter of 2018, we finalized the provisional estimate related to the Tax Cuts and Jobs Act, which resulted in a reduction to a deferred tax asset related to foreign currency translation losses. For the three months ended September 30, 2018, we recorded a decrease to tax expense of $4 million, which reflects the remeasurement of certain deferred tax assets and liabilities associated with the impact of the Tax Cuts and Jobs Act. For the three months and year ended December 31, 2017, we recorded a decrease to tax expense of $89 million, primarily related to the remeasurement of our net U.S. deferred tax liability at the lower U.S. federal corporate income tax rate.

10)

For the year ended December 31, 2018, we recorded a reversal of previously recognized Swedish tax benefits, due to unfavorable court rulings received by other Swedish entities during the year, the impact of which relates to prior periods.

11)	Excess tax benefits related to employee share-based compensation reflect the recognition of income tax effects of share-based awards when awards vest or are settled.

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
U.S. GAAP operating income	$241	$246	$240	1,028	991
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	27	25	109	92
Merger and strategic initiatives (2)	14	6	24	21	44
Clearing default (3)	23	8	—	31	—
Extinguishment of debt (4)	—	—	—	—	10
Other (5)	11	2	2	17	3

Total non-GAAP adjustments	74	43	51	178	149

Non-GAAP operating income	$315	$289	$291	$1,206	$1,140

Revenues less transaction-based expenses	$645	$600	$630	2,526	2,411

U.S. GAAP Operating margin (6)	37%	41%	38%	41%	41%

Non-GAAP operating margin (7)	49%	48%	46%	48%	47%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed a divestiture and a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

For the year ended December 31, 2018, we recorded $31 million in expense related to the clearing default that occurred in September 2018. For the three months ended December 2018, we recorded a $23 million charge associated with our capital relief program, where we will allocate capital back to default fund participants. The capital relief program is in addition to any funds to be recovered from the defaulting member. For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member. These charges are included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(4)

For the year ended December 31, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(5)

For the three months and year ended December 31, 2018 and the three months ended September 30, 2018, other charges included litigation costs related to certain legal matters and are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2018, other charges also included certain charges related to a sales and use tax audit and VAT reserves which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2017, other charges related to a sublease loss reserve on space we occupied due to excess capacity and are recorded in occupancy expense in our Condensed Consolidated Statements of Income (Loss).

(6)	U.S. GAAP operating margin equals U.S.GAAP operating income divided by total revenues less transaction-based expenses.
(7)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings Per Share (Loss), Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
U.S. GAAP operating expenses	$404	$354	$390	1,498	1,420
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(27)	(25)	(109)	(92)
Merger and strategic initiatives (2)	(14)	(6)	(24)	(21)	(44)
Clearing default (3)	(23)	(8)	—	(31)	—
Extinguishment of debt (4)	—	—	—	—	(10)
Other (5)	(11)	(2)	(2)	(17)	(3)

Total non-GAAP adjustments	(74)	(43)	(51)	(178)	(149)

Non-GAAP operating expenses	$330	$311	$339	$1,320	$1,271

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed a divestiture and a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

For the year ended December 31, 2018, we recorded $31 million in expense related to the clearing default that occurred in September 2018. For the three months ended December 2018, we recorded a $23 million charge associated with our capital relief program, where we will allocate capital back to default fund participants. The capital relief program is in addition to any funds to be recovered from the defaulting member. For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member. These charges are included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(4)

For the year ended December 31, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(5)

For the three months and year ended December 31, 2018 and the three months ended September 30, 2018, other charges included litigation costs related to certain legal matters and are recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2018, other charges also included certain charges related to a sales and use tax audit and VAT reserves which are recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss). For the three months and year ended December 31, 2017, other charges related to a sublease loss reserve on space we occupied due to excess capacity and are recorded in occupancy expense in our Condensed Consolidated Statements of Income (Loss).

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	19.9	16.5	15.3
Nasdaq PHLX matched market share	15.2%	16.4%	18.4%
The Nasdaq Options Market matched market share	9.6%	8.5%	8.6%
Nasdaq BX Options matched market share	0.3%	0.3%	0.5%
Nasdaq ISE Options matched market share	9.1%	9.0%	8.9%
Nasdaq GEMX Options matched market share	4.1%	4.8%	4.9%
Nasdaq MRX Options matched market share	0.1%	0.1%	0.2%

Total matched market share executed on Nasdaq’s exchanges	38.4%	39.1%	41.5%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	365,029	279,329	313,920

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	8.48	6.35	6.36
Matched share volume (in billions)	108.3	77.8	72.7
The Nasdaq Stock Market matched market share	17.3%	15.9%	14.1%
Nasdaq BX matched market share	2.2%	2.9%	3.3%
Nasdaq PSX matched market share	0.8%	0.7%	0.7%

Total matched market share executed on Nasdaq’s exchanges	20.3%	19.5%	18.1%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	28.2%	30.4%	35.2%

Total market share (2)	48.5%	49.9%	53.3%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	648,418	553,709	564,397
Total average daily value of shares traded (in billions)	$5.5	$4.8	$5.4
Total market share executed on Nasdaq’s exchanges	65.9%	65.7%	71.2%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$3,499	$3,194	$4,030
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	151,545	121,747	131,335
Commodities
Power contracts cleared (TWh) (3)	214	276	288

Corporate Services
Initial public offerings
The Nasdaq Stock Market	41	52	49
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	15	3	28
Total new listings
The Nasdaq Stock Market (4)	67	85	84
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	23	6	36
Number of listed companies
The Nasdaq Stock Market (6)	3,058	3,049	2,949
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,019	1,010	984

Information Services
Number of licensed exchange traded products (ETPs)	365	358	324
ETP assets under management tracking Nasdaq indexes (in billions)	$172	$206	$167

Market Technology
Order intake (in millions) (8)	$74	$40	$100
Total order value (in millions) (9)	$695	$703	$717

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 392 ETPs as of December 31, 2018, 390 ETPs as of September 30, 2018 and 373 ETPs as of December 31, 2017.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.

Note: On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective method which required restatement of 2017 financials.